ECLIPSE
IDENTITY RECOGNITION

Eclipse Identity Recognition Corporation

Memorandum of Understanding

With

Mission Critical Electronic Systems

March 31, 2011: 110331Rev.D

Mission Critical
Electronic Systems LLC
1524 S. Spaulding Ave
Los Angeles, California
90019

I. Purpose

This Memorandum of Understanding (MOU or Agreement) constitutes and outlines the understandings and responsibilities between Eclipse Identity Recognition Corporation ("EclipseIR") and Mission Critical Electronic Systems ("MCES") for activities relating to joint efforts to embed each company's respective technologies into third-party binoculars.

II. Scope

A. EclipseIR is a company that develops and produces facial identity recognition systems.

B. MCES has developed image clean-up technology, and represents a large Japanese/German manufacturer of binoculars (third-party).

C. MCES has expressed a strong interest in combining technologies from both EclipseIR and MCES that would result in biometric binoculars (refer to APPENDIX A for definition) as the end product that would be marketed and sold by the third party(s). EclipseIR and MCES will begin a joint effort to embed their respective technologies into the third-party binoculars.

D. MCES will begin a two-phase project combining their image clean up software with EclipseIR's facial recognition software to be used specifically and only for binoculars (refer to APPENDIX A for definition).

E. Phase I will be the prototype development and proof of concept phase that involves developing a prototype of PC or embedded camera that embeds EclipseIR's existing Software Development Kit (SDK).

F. Phase II will be the production phase that involves embedding EclipseIR's technology in a chip to be used in biometric binoculars. Phase II will also involve MCES marketing and selling of the biometric binoculars to the market.

G. Based on EclipseIR's technology, MCES intends to market the biometric binoculars to MCES'S third party partners, who will sell the biometric binoculars worldwide.

III. TERMS OF MOU

A. MCES intends to license a copy of the EclipseIR Software Development Kit (SDK) in order to develop applications for prototype biometric binoculars.

B. Prior to delivery of EclipseIR's SDK to MCES, MCES will execute and sign EclipseIR's Software Development Agreement (SDA).

C. MCES and EclipseIR intend to discuss a time-table of efforts and to introduce MCES'S staff team to EclipseIR's SDK.

D. Upon a successfully executed legal agreement or grant approval with the third-party company, MCES will purchase an SDK license from EclipseIR for a one-time fee of U.S. $5,000. Payment will be made to EclipseIR immediately following confirmation of executed legal agreement or approved grant.

E. MCES will pay EclipseIR a minimum royalty of 5% (five percent) of each unit's actual selling price on the first business day of the month based on each biometric binocular unit sold in the previous month. This commission is based on the following quota:

Year 2012 - 12,000 biometric binocular units sold
Year 2013 - 50,000 biometric binocular units sold
Year 2014 - 100,000 biometric binocular units sold

If this quota is met, the contract will be extended for an additional 24 (twenty-four) months or 2 (two) years. If the quota is not met, the Agreement will be revised accordingly.

F. Offering MCES exclusivity to sell the biometric binoculars is based on MCES meeting the projected quota sales as specified above.

G. MCES will provide detailed quarter-by-quarter accounting of actual sales and subsequent-quarter sales forecast on a quarterly basis to EclipseIR.

H. EclipseIR will provide 25 hours of support for the development of the Phase I application. Support will be available via Skype, email, and meetings within Nipomo California research center. Additional support in Phase I beyond 25 hours will be provided at the rate of US $100 per hour plus all travel related expenses.

I. EclipseIR will provide 40 hours of support for Phase II development of embedded technology. Support will be available via Skype, email, and meetings within Nipomo California research center. Additional support in Phase II beyond 40 hours will be provided at the rate of US $100 per hour plus all travel related expenses.

J. If MCES or the third-party embeds the combined technology on an integrated circuit (ASIC, chip, or other), EclipseIR will have the right to purchase the embedded technologies for cost plus 10% (ten percent) and resell or embed the technology and resell applications.

K. EclipseIR intends to license MCES image cleanup software to offer as an option to its facial recognition technology. These licenses will be addressed in a separate agreement.

L. MCES and EclipseIR will each be responsible for their own respective expenses for any activities related to the activities of this MOU, unless otherwise agreed upon or otherwise stated in this MOU.

IV. CONFIDENTIAL- PROPRIETARY INFORMATION

Each party agrees to hold in confidence all Confidential and Proprietary Information disclosed during the term of this MOU and in the performance of activities authorized by this MOU and conducted pursuant to specific cooperative development agreements the parties may execute. Each party further agrees to treat such Confidential and Proprietary Information in the same manner as it treats its own Confidential and Proprietary Information. Refer to NDA signed by both parties.

V. ASSIGNMENTS/TRANSFERS

Neither party may assign or transfer this MOU or any of its rights hereunder or delegate any of its obligations hereunder (whether by merger, operation of law or in any other manner) without the prior written consent of the other party, which consent may be withheld at such party's sole discretion. Subject to the foregoing, this MOU shall inure to the benefit of and be binding upon the parties, their permitted successors and permitted assigns.

VI. VALIDITY OF MOU.

The period of validity of this MOU can be extended by common agreement by both parties.

VII. APPLICABLE LAW

This Agreement shall be construed and governed by the laws of the State of Delaware, without giving effect to its conflicts of law principles. The parties hereby submit to the personal jurisdiction of, and agree that any legal proceeding with respect to or arising under this Agreement shall be brought solely in, the state courts of the State of Delaware or the United States District Court, if such court has subject matter jurisdiction.

VIII. EFFECTIVE DATE

This MOU is effective as of the date of signing by all authorized representatives as indicated below.

IX. ACCEPTANCE BY

The undersigned parties hereto agree to this MOU and thereby authorize its execution:

Eclipse Identity Recognition Corporation	Mission Critical Electronic Systems
Steve Miller, CEO Signature: [signature] (Mariciu Belisario signing on behalf of Steve Miller)	Name/Title: SEAN RANDLE CEO Signature: [signature]
Date: 4/7/2011	Date: 4/3/2011
Email Address: smiller@eclipseir.com	Email Address: missionuav@hotmail.com
Address: 15732 Los Gatos Blvd, pmb 525 Los Gatos, CA 95032-2504	Address: 1524 S. Spaulding Ave Los Angeles, California 90019-3842
Contact Number: 408-916-1480	Contact Number: 323-456-7228
Fax Number: 408-317-1717	Fax Number: 323-456-7228

Appendix A

DEFINITIONS

Binocular Definition - Binoculars, field glasses or binocular telescopes are a pair of identical or mirror-symmetrical telescopes mounted side-by-side and aligned to point accurately in the same direction, allowing the viewer to use both eyes (binocular vision) when viewing distant objects. Most are sized to be held using both hands, although sizes vary widely from opera glasses to large pedestal mounted military models. Many different abbreviations are used for binoculars, including glasses, nocs, noculars, binos and bins.

[Reference Wikipedia]

Biometric Binocular Definition - *Definition* as stated herein including the embedded technologies of ECLIPSEIR'S Facial Identity Recognition Systems AND MCES'S Image Clean-up technology in the Binocular. Biometric Binocular as it relates to this MOU is also referred to as "Unit".